UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 1, 2010

Fauquier Bankshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Virginia	000-25805	54-1288193
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	540.347.2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2009, John B. Adams, Jr. was formally elected Chairman and Randolph T. Minter was elected Vice Chairman of Fauquier Bankshares by the Company’s Board of Directors, effective January 1, 2010. In September 2008, C. H. Lawrence announced he would retire, as Chairman, effective December 31, 2009. Mr. Lawrence served as Chairman since June 2006 and was a director of the Bank for over 30 years.

John B. Adams Jr., served as Vice Chairman of the Bank from January 2004 through December 2009. Mr. Adams has been a director of the Company since 2003 and of the Bank since 2002. Mr. Adams was President and Chief Executive Officer of A. Smith Bowman Distillery from 1989 to 2003. He serves as president and Chief Executive Officer of Bowman Companies and as a director of Universal Corporation.

Randolph T. Minter has been a director of the Company and of the Bank since 1996. Mr. Minter has been President and owner of Moser Funeral Home, Inc. since 1986. He also has owned and operated Bright View Cemetery, Inc. in Fauquier County, Virginia since 1990.

Fauquier Bankshares, Inc. and The Fauquier Bank, had combined assets of $548.4 million and total shareholders’ equity of $42.6 million at September 30, 2009. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through nine banking offices located in Fauquier and Prince William Counties in Virginia.

The Company issued a press release on January 5, 2010 announcing the election, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

January 5, 2010	By:	Eric P. Graap

Name: Eric P. Graap
Title: Executive Vice President & CFO

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release - Fauquier Bankshares Chairman Retires; Successor and Vice Chairman Elected